EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-35299, No. 333-35829, No. 333-58906 and No. 333-105604 on Form S-8, and No. 333-49893 on Form S-3 of The Neiman Marcus Group, Inc. and subsidiaries of our report, dated September 27, 2004, appearing in the Annual Report on Form 10-K of The Neiman Marcus Group, Inc. for the year ended July 31, 2004.

/s/DELOITTE & TOUCHE LLP

Dallas, Texas
September 29, 2004